UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 3, 2005

MAPICS, INC.

(Exact Name of Registrant as Specified in Charter)

Georgia	000-18674	04-2711580
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Windward Concourse Parkway, Suite 100

Alpharetta, Georgia 30005

(Address of Principal Executive Offices) (Zip Code)

(678) 319-8000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 3, 2005, MAPICS, Inc. entered into a Change of Control Employment Agreement with W. David Morgan, its Vice President, Corporate Controller and Interim Chief Financial Officer. The agreement, which provides for specified compensation and benefits to Mr. Morgan following a change of control of the Company, is intended to ensure that the Company will have the continued attention and dedication of Mr. Morgan in the event of any threatened or pending change of control of the Company.

Pursuant to the agreement, in the event a “change of control” of the Company occurs during the “change of control period,” the Company agrees to continue to employ Mr. Morgan for a period of three years after the occurrence of such change of control (the “employment period”). A “change of control” of the Company is defined generally as the acquisition of 25% or more of the voting power of the Company; the replacement of a majority of the current directors of the Company by other persons whose election was not approved by the current directors or their approved successors; the reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company which has specified effects on the control of the Company; and approval by the shareholders of a complete liquidation or dissolution of the Company. The “change of control period” means the period commencing on January 3, 2005 and ending three years after such date; provided that on each anniversary of the agreement, the change of control period is automatically extended so as to terminate three years after such anniversary, unless the Company provides timely notice to Mr. Morgan that it will not extend the period.

During the employment period, Mr. Morgan will receive (i) an annual base salary of at least $210,000 (which may be increased annually); (ii) an annual bonus at least equal to his highest annual bonus for the last three full fiscal years prior to the change of control; and (iii) continued participation in all incentive, savings, retirement, welfare benefit and fringe benefit plans applicable to other peer executives of the Company on terms no less favorable than those in effect during the 120 day period preceding the change of control.

The agreement also specifies the payments and benefits to which Mr. Morgan is entitled upon the termination of his employment during the employment period for specified reasons, including death, disability, termination for cause and resignation for good reason (as such terms are defined in the agreement). If Mr. Morgan’s employment is terminated by the Company for any reason other than cause or disability, or by Mr. Morgan for good reason, during the employment period, the Company must (i) pay to Mr. Morgan a lump sum cash payment equal to his “accrued obligations” (unpaid salary through the date of termination, a pro rata bonus for the year of termination and any unpaid deferred compensation), (ii) pay to Mr. Morgan a lump sum severance payment equal to 100% of his then-current annual salary plus the amount of his bonus for the prior year, and (iii) continue to provide all welfare benefits to Mr. Morgan and his family, subject to certain limitations, for at least one year after his termination. In addition, the Company will pay or provide to Mr. Morgan any other amounts or benefits to which he is entitled under any of the Company’s plans, programs, policies, practices or contracts then in effect.

Upon the termination of Mr. Morgan’s employment by reason of death or disability, or by Mr. Morgan’s voluntary resignation without good reason, the agreement will terminate without further obligations of the Company other than the payment of any accrued obligations and any other amounts or benefits to which Mr. Morgan is entitled under any of the Company’s plans, programs, policies, practices or contracts then in effect. If Mr. Morgan’s employment is terminated by the Company for cause, he will receive the same as above, except that he will not receive a pro rata bonus for the year of termination.

Subject to certain limitations, the agreement provides that if a payment to or for the benefit of Mr. Morgan would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payment will be reduced to the extent necessary to avoid such excise tax.

Mr. Morgan agrees that for a period of two years following the termination of his employment with the Company for any reason, he will not disclose any confidential information, solicit employees of the Company to terminate their employment with the Company, solicit customers of the Company for the purpose of providing competitive services, or provide competitive services which include strategic planning, policymaking or management. Mr. Morgan will forfeit his right to receive payments, or will repay in full any payments received, under the agreement if he violates such restrictive covenants.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits:

Exhibit No.	Description
10	Change of Control Employment Agreement dated as of January 3, 2005 between MAPICS, Inc. and W. David Morgan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAPICS, INC.

By:	/s/ Martin D. Avallone
Martin D. Avallone
Vice President, General Counsel and
Secretary

Dated: January 6, 2005

INDEX OF EXHIBITS

EXHIBIT NO.	DESCRIPTION
10	Change of Control Employment Agreement dated as of January 3, 2005 between MAPICS, Inc. and W. David Morgan